CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-237640 on Form S-1 of our report dated April 15, 2022, relating to the statutory-basis financial statements of Great-West Life & Annuity Insurance Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 29, 2022